Exhibit 99.1

Structure Therapeutics Reports Third Quarter 2026 Financial Results
and Recent Highlights

Phase 3 ACCOMPLISH-1 and ACCOMPLISH-2 registrational clinical trials of aleniglipron (oral small molecule GLP-1 receptor agonist) enrolling;
topline data expected in 2H 2028

Additional aleniglipron data expected in Q4 2026
from supplementary body composition, type 2 diabetes and SWITCH studies

Reported Phase 1 SAD data for ACCG-2671 (oral small molecule amylin receptor agonist), demonstrating a ~6-day half-life and no serious adverse events;
MAD clinical trial dosing underway, with topline data expected in 1H 2027

Cash, cash equivalents and short-term investments of $1.2 billion as of September 30, 2026 expected to fund projected operations and key clinical milestones through 2028

SAN FRANCISCO, November 9, 2026 (GLOBE NEWSWIRE) – Structure Therapeutics Inc. (NASDAQ: GPCR), a clinical-stage global biopharmaceutical company developing novel oral small molecule therapeutics for metabolic diseases, with a focus on obesity, today reported financial results for the third quarter ended September 30, 2026, and provided a business update across its oral small molecule obesity portfolio.

“With our Phase 3 ACCOMPLISH program underway, we are advancing aleniglipron toward potential registration while building a broader portfolio of differentiated oral small molecule treatments for chronic weight management,” said Raymond Stevens, Ph.D., Chief Executive Officer of Structure Therapeutics. “We are developing our commercial readiness plans and see significant opportunity for aleniglipron in both initial weight loss and long-term weight loss maintenance.”

Dr. Stevens continued, “We are also advancing our oral small molecule amylin portfolio by progressing the multiple ascending dose clinical trial of ACCG-2671, preparing to initiate a Phase 1 clinical trial of ACCG-3535 and exploring GLP-1 combination approaches. Our strategy is to develop differentiated monotherapy and combination medicines to address a range of patient needs. We believe convenient oral administration and scalable manufacturing could help expand access to these potential treatments globally.”

Recent and Upcoming Milestones

Aleniglipron – Oral Small Molecule Selective Glucagon-Like Peptide 1 (GLP-1) Receptor Agonist

The Phase 3 ACCOMPLISH program, which initiated in August 2026, comprises two randomized, double-blind, placebo-controlled clinical trials designed to evaluate the long-term efficacy and safety of aleniglipron and to support global regulatory submissions for chronic weight management.

•	ACCOMPLISH-1 is enrolling up to 3,600 adults living with obesity or overweight with at least one weight-related comorbidity. ACCOMPLISH-2 is enrolling up to 1,100 adults living with obesity or overweight and type 2 diabetes mellitus (T2DM).

•	In both trials, participants will receive placebo or one of three aleniglipron maintenance doses (45 mg, 90 mg or 180 mg) following a 2.5 mg starting dose and dose escalation at four-week intervals. Topline data are expected in the second half of 2028.

In September 2026, the Company reported 72-week results from the ACCESS open-label extension (OLE), a prespecified 36-week extension of the Phase 2b ACCESS clinical trial designed to evaluate the longer-term safety and tolerability of aleniglipron and the durability of weight loss through 72 weeks of treatment. Participants originally randomized to the 45 mg, 90 mg and 120 mg arms in ACCESS who continued into the OLE dosed up to 180 mg. Data demonstrated up to 16.2% mean reduction in body weight in the highest dose group at 72 weeks with no observed plateau in the two top dose groups, and improved tolerability with a 2.5 mg starting dose, including treatment discontinuation rates of less than 5% due to treatment-emergent adverse events.

The Company will present two posters on aleniglipron at The Obesity Society’s Annual Meeting, ObesityWeek® 2026, taking place November 14–17, 2026, in National Harbor, Maryland. The presentations will cover the ACCESS OLE and the dose-ranging effects of aleniglipron across the ACCESS trials. Both posters are scheduled for presentation on November 15, 2026.

Additional aleniglipron data expected in the fourth quarter of 2026 include topline results from three supplementary clinical trials designed to build on the Phase 2 findings and further characterize aleniglipron’s clinical profile:

•	Body composition clinical trial: Results from a 44-week study evaluating the effects of aleniglipron on body fat and overall body composition.

•	T2DM clinical trial: Results from a 30-week study in adults living with T2DM and obesity or overweight.

•	SWITCH clinical trial: Results evaluating the transition from an approved injectable GLP-1 receptor agonist to once-daily oral aleniglipron for weight loss maintenance. This study assesses different aleniglipron starting doses and weight loss maintenance over 12 weeks.

Oral Small Molecule Dual Amylin and Calcitonin Receptor Agonists

In September 2026, the Company reported topline results from the single ascending dose (SAD) portion of its Phase 1/2a clinical trial of ACCG-2671, an oral small molecule dual amylin and calcitonin receptor agonist (DACRA). The SAD portion evaluated the safety, tolerability, pharmacokinetics (PK) and exploratory pharmacodynamics of single doses of 1, 2, 5 or 10 mg of ACCG-2671 or placebo in 31 healthy adult participants without obesity. ACCG-2671 demonstrated a half-life of approximately 6 days. No serious adverse events were reported.

The Company has begun dosing in the 12-week multiple ascending dose (MAD) portion of the Phase 1/2a trial, a randomized, placebo-controlled study evaluating the safety, tolerability and PK of multiple ascending oral doses of ACCG-2671 administered for 84 days across multiple cohorts of participants living with obesity. The trial will evaluate daily and weekly dosing regimens and different titration approaches. It also includes a cohort evaluating ACCG-2671 added to a stable dose of an injectable GLP-1 receptor agonist. Topline data from the MAD portion are expected in the first half of 2027.

The Company plans to initiate a Phase 1 clinical trial of its second oral small molecule DACRA candidate, ACCG-3535, in the fourth quarter of 2026.

In addition, the Company expects to initiate a clinical trial evaluating a combination of an oral small molecule amylin and GLP-1 receptor agonists in 2027.

Third Quarter 2026 Financial Highlights

Cash Position: Cash, cash equivalents and short-term investments totaled $1.2 billion as of September 30, 2026, compared to $1.3 billion as of June 30, 2026. The Company expects its current cash, cash equivalents and short-term investments to fund projected operations and key clinical milestones through the end of 2028, including costs related to the Phase 3 registrational program for aleniglipron in chronic weight management, but excludes additional costs related to pre-commercialization activities including commercial manufacturing.

Research and Development (R&D) Expenses: R&D expenses for the third quarter of 2026 were $134.6 million, as compared to $59.0 million for the same period in 2025. The increase in R&D expenses was primarily due to increases related to clinical trial costs, preclinical research and development expenses, and employee expenses.

General and Administrative (G&A) Expenses: G&A expenses for the third quarter of 2026 were $21.8 million, as compared to $14.8 million for the same period in 2025. The increase in G&A expenses was primarily due to increases in employee expenses as the Company expanded its infrastructure to drive and support the growth in operations.

Net Loss: Net loss for the third quarter of 2026 totaled $144.8 million, with non-cash share-based compensation expense of $12.7 million, compared to a net loss of $65.7 million for the same period in 2025, with non-cash share-based compensation expense of $7.5 million.

About Structure Therapeutics

Structure Therapeutics is a science-driven clinical-stage biopharmaceutical company focused on discovering and developing innovative oral small molecule treatments for chronic metabolic conditions with significant unmet medical needs. Utilizing its next-generation structure-based drug discovery platform, the Company has established a robust GPCR-targeted pipeline, featuring multiple wholly-owned proprietary clinical-stage oral small molecule compounds designed to surpass the scalability limitations of traditional biologic and peptide therapies and be accessible to more people living with obesity around the world. For additional information, please visit www.structuretx.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this press release are statements that could be deemed forward-looking statements, including, without limitation, statements concerning: the Company’s future plans and prospects, including its research and development activities; the design, initiation, enrollment, conduct, timing and completion of the Company’s clinical trials, including the aleniglipron Phase 3 ACCOMPLISH program, the ACCG-2671 MAD clinical trial, the ACCG-3535 Phase 1 clinical trial and the combination amylin/GLP-1 clinical trial; and the timing of topline, interim or additional data readouts from the aleniglipron Phase 3 ACCOMPLISH program, the ACCG-2671 MAD clinical trial and the aleniglipron body composition, SWITCH and type 2 diabetes clinical trials; the belief that convenient oral administration and scalable manufacturing could help expand access; the Company’s expectation that the aleniglipron ACCOMPLISH clinical trials will support regulatory submissions for aleniglipron in chronic weight management; any expectations regarding the potential benefits, tolerability and safety profile, accessibility, scalability, combinability, capability, efficacy, convenience, expected effects, competitive positioning (including any characterization of a product candidate as potential “best-in-class” or “first-in-class”) and future application of aleniglipron, ACCG-2671, ACCG-3535 and any of the Company’s other investigational compounds; the Company’s ability to support global regulatory submissions for its product candidates and to obtain, maintain and expand regulatory approvals; and the Company’s expectations regarding its cash, cash equivalents and short-term investments and its estimated cash runway, including its ability to fund projected operations and clinical milestones through the end of 2028. In addition, when or if used in this press release, the words and phrases “continue,” “could,” “anticipated,” “believe,” “expect,” “may,” “on track,” “plan,” “potential,” “project,” “remain,” “target,” “suggests,” “to be,” “to begin,” “will,” and similar expressions and their variants, as they relate to the Company, may identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. Readers are cautioned that actual results, levels of activity, safety, performance or events and circumstances could differ materially from those expressed or implied in the Company’s forward-looking statements due to a variety of risks and uncertainties, which include, without limitation: the risk that topline, interim or preliminary data the Company reports are based on a preliminary analysis of then-available efficacy and safety data, and such data may change following a more comprehensive review of the data related to the applicable clinical trial, and such topline, interim or preliminary data may not accurately reflect the complete or final results of a clinical trial; the preliminary nature of clinical results given the length of the applicable clinical trial and sample size, and the fact that results from earlier clinical trials are not necessarily predictive of future results; potential delays in the commencement, enrollment, conduct or completion of the Company’s planned and ongoing clinical trials, including the Phase 3 ACCOMPLISH program; the risk that clinical trial results may not support further development or regulatory approval of aleniglipron, ACCG-2671, ACCG-3535, or the Company’s other therapeutic candidates; the Company’s ability to obtain and maintain regulatory approval of, and ultimately successfully commercialize, its therapeutic candidates; the effect of competitive products or therapeutic approaches on the commercial value of the Company’s product candidates; the Company’s ability to fund its development activities and achieve its development goals; and other risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), including the Company’s most recent Quarterly Report on Form 10-Q, and other reports the Company has filed or may file with the SEC from time to time. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investors:

Corey Davis, Ph.D., LifeSci Advisors, LLC, 212-915-2577, cdavis@lifesciadvisors.com

Jen Robinson, Structure Therapeutics Inc., ir@structuretx.com

Media:

Dan Budwick, 1AB, Dan@1abmedia.com

STRUCTURE THERAPEUTICS INC.

Condensed Consolidated Statements of Operations

(unaudited)

(In thousands)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$134,552	$58,989	$301,116	$156,566
General and administrative	21,781	14,798	63,226	43,983
Total operating expenses	156,333	73,787	364,342	200,549
Loss from operations	(156,333)	(73,787)	(364,342)	(200,549)
Interest and other income, net	11,747	8,183	38,053	26,688
Loss before provision for income taxes	(144,586)	(65,604)	(326,289)	(173,861)
Provision for income taxes	171	108	595	345
Net loss	$(144,757)	$(65,712)	$(326,884)	$(174,206)

STRUCTURE THERAPEUTICS INC.

Condensed Consolidated Balance Sheet Data

(unaudited)

(In thousands)

	SEPTEMBER 30,	DECEMBER 31,
	2026	2025
Assets
Current assets:
Cash, cash equivalents and short-term investments	$1,239,975	$1,446,197
Prepaid expenses and other current assets	35,151	124,106
Total current assets	1,275,126	1,570,303
Property and equipment, net	10,262	6,653
Operating right-of-use assets	6,576	6,245
Other non-current assets	42,455	717
Total assets	$1,334,419	$1,583,918
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$33,878	$13,864
Accrued expenses and other current liabilities	70,463	46,543
Operating lease liabilities, current portion	2,763	2,878
Total current liabilities	107,104	63,285
Operating lease liabilities, net of current portion	4,065	3,609
Other non-current liabilities	1,380	647
Total liabilities	112,549	67,541
Total shareholders’ equity	1,221,870	1,516,377
Total liabilities and shareholders’ equity	$1,334,419	$1,583,918